Exhibit 99.1

DRI Corporation Strongly Supports APTA’s Fifth Annual National Dump the Pump Day

  Company Encourages the Company’s Stakeholders to Avoid the Gas Pump in Support of Public Transportation
  Management Reaffirms Guidance for Fiscal Year 2010

DALLAS--(BUSINESS WIRE)--June 15, 2010--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, noted today that it strongly supports the American Public Transportation Association (APTA) and participating U.S. public transportation systems in celebrating the fifth annual National Dump the Pump Day on Thursday, June 17, 2010.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “In today’s tough economy, relying upon public transportation is a smart way to save money and help the environment. APTA’s National Dump the Pump Day encourages people to ride public transportation instead of driving their vehicles to reach their destinations. Public transit riders save money by beating high gas prices, help reduce our dependence on foreign oil and offshore drilling, and help improve air quality and the environment by reducing the number of personal vehicles on the road and the toxic emissions caused by those vehicles. APTA believes that Americans living in areas served by public transportation save 646 million hours in travel time and 398 million gallons of fuel annually in congestion reduction alone. The latest APTA Transit Savings Report shows that a two-car household downsizing to one car can save an average of more than $9,000 a year. According to APTA, the average household spends 18 cents of every dollar on transportation, and 94 percent goes to buying, maintaining, and operating cars. National Dump the Pump Day ties in well with the Company’s noted transit market drivers, including the demand for better mobility and less gridlock, the drive for lower energy consumption, and the need to reduce greenhouse gases.”

National Dump the Pump Day was started by APTA in June 2006 when gas prices were $3 per gallon. For more information, visit www.apta.com.

Fiscal Year 2010 Guidance Reaffirmed

Mr. Turney said: “Recently, there has been some confusion about our fiscal year 2010 guidance, possibly stemming from the work of certain research analysts. I wish to restate our guidance as issued on May 14, 2010. We expect second quarter 2010 revenues to exceed those posted for the same quarter of last year. We also expect our margins to improve over margins in first quarter 2010. Although we project a profitable second quarter 2010, our business will continue to be influenced by the scope of lower margin electronic destination sign systems orders in selected international market sectors. We continue to pursue expanded margins through cost reduction efforts and economies of scale, which the higher volume permits. We also continue to see fiscal year 2010 revenues coming in around $100 million (as based on first quarter 2010 exchange rates), and our earnings outlook remains in the range of 22 cents to 26 cents.”

MARK YOUR CALENDAR

  On or about Aug. 11, 2010, the Company plans to file with the U.S. Securities and Exchange Commission a Form 10-Q for the quarter ended June 30, 2010.
  On or about Aug. 12, 2010, management plans to review second quarter 2010 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement made regarding APTA’s estimates of cost-savings from riding public transit and ridership numbers, how riding public transit might potentially benefit the Company, the Company’s projected earnings guidance, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that APTA’s estimates of cost-savings from riding public transit and ridership numbers may be inaccurate, that the Company may receive little benefit from increased public transit ridership, that the Company’s projected earnings guidance may be inaccurate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 15, 2010, and quarterly report on Form 10-Q filed May 14, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com